Exhibit 99.1

RPC, Inc. Announces

Reinstatement of Quarterly Cash Dividend

ATLANTA, July 27, 2022 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors reinstated and declared a regular quarterly cash dividend of $0.02 per share payable September 9, 2022 to common stockholders of record at the close of business on August 10, 2022.

“We are pleased that RPC is issuing its first cash dividend since 2019,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “This action is consistent with our long-term focus on creating shareholder value. The reinstatement of our quarterly dividend also reflects our confidence in an improving domestic U.S. oilfield services industry and RPC’s ability to generate strong financial results.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

404-321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net